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                                                                     EXHIBIT 3.2



                             CERTIFICATE OF MERGER
                                       OF
                              ATL PRODUCTS, INC.,
                            A CALIFORNIA CORPORATION
                                      INTO
                              ATL PRODUCTS, INC.,
                             A DELAWARE CORPORATION

                          ----------------------------


                 ATL Products, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

                 1. The names and states of incorporation of each of the constituent corporations of the merger is as follows:

         ATL Products, Inc., a California corporation ("ATL California"), and

         ATL Products, Inc., a Delaware corporation (the "Surviving Company").

                 2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by ATL California, and the Surviving Company in accordance with the provisions of subsection (c) of
Section 252 of the General Corporation Law of the State of Delaware.

                 3. The name of the surviving corporation is ATL Products, Inc., a Delaware corporation.

                 4. The Certificate of Incorporation and the Bylaws of the Surviving Company shall be the Certificate of Incorporation of the surviving corporation without change or amendment until further amended in accordance with applicable law.

                 5. The surviving corporation is a corporation of the State of Delaware.

                 6. The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Company. The address of the principal place of business of the Surviving Company is 1515 South Manchester Avenue, Anaheim, California 92802-2907.

                 7. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Company on request and without cost to any stockholder of ATL California or the Surviving Company.

                 8. The capital stock of ATL California consists of 10,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding.



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                 9.       Each share of ATL California Common Stock, no par
value, issued and outstanding immediately prior to the date hereof, shall by virtue of the merger and without any action by the constituent corporations, the holder of such shares or any other person, be converted into and exchanged for 8,005 fully paid and nonassessable shares of Class A Common Stock, par value $.0001 per share, of the Surviving Company.

                 10. Each share of Class A Common Stock, par value $.0001 per share, of the Surviving Company issued and outstanding immediately prior to the date hereof, shall, by virtue of the merger and without any action by Surviving Company, the holder of such shares or any other person, be cancelled and returned to the status of authorized but unissued shares.

                 IN WITNESS WHEREOF, this Certificate of Merger is hereby executed on behalf of the Surviving Company, ATL Products, Inc., and attested to by its officers thereunto duly authorized.


Dated:  December 19, 1996                  ATL PRODUCTS, INC., a
                                           Delaware corporation

                                           By:  /s/  KEVIN C. DALY
                                               ---------------------------------
                                                     Kevin C. Daly
                                                     President and Chief
                                                     Executive Officer






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